Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS FINANCIAL RESULTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2018

Clarksville, Indiana — November 14, 2018. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income of $10.9 million, or $4.60 per diluted share, for the year ended September 30, 2018 compared to net income of $9.3 million, or $3.97 per diluted share, for the year ended September 30, 2017.

On February 9, 2018, the Bank completed its merger with The First National Bank of Odon (“FNBO”). During the year ended September 30, 2018, the Company recognized expenses of $979,000, net of taxes, associated with the merger. Beginning in April 2018, the Bank hired a management team, mortgage lending officers, underwriters and supporting staff that are seasoned and experienced in residential mortgage lending in order to enhance its proficiency in such loan originations and sales in the secondary-market. During the year ended September 30, 2018, the Company recognized expenses of $481,000, net of taxes, associated with the initial operations of this secondary-market residential mortgage lending division. Excluding these merger-related and initial operating expenses, as well as an income tax benefit of $122,000 from the adjustment of deferred taxes as a result of the Tax Cuts and Jobs Act enacted in December 2017, the Company would have reported net income of $12.2 million (non-GAAP measure)(1) and net income per diluted share of $5.16 (non-GAAP measure)(1) for the year ended September 30, 2018. Subject to market conditions and other factors, the Company expects the secondary-market mortgage lending division to be profitable during the fiscal year ending September 30, 2019.

Net interest income increased $6.4 million for the year ended September 30, 2018 as compared to the same period in 2017. Interest income increased $8.2 million when comparing the two periods due to an increase in the average balance of interest-earning assets of $142.6 million, from $786.6 million for 2017 to $929.2 million for 2018, and an increase in the average tax-equivalent yield, from 4.52% for 2017 to 4.67% for 2018. Interest expense increased $1.9 million due to an increase in the average balance of interest-bearing liabilities of $88.9 million, from $654.4 million for 2017 to $743.3 million for 2018, and an increase in the average cost of interest-bearing liabilities, from 0.68% for 2017 to 0.85% for 2018.

The Company recognized $1.4 million in provision for loan losses for the year ended September 30, 2018, due primarily to growth in the loan portfolio, as compared to $1.3 million of provision for loan losses recognized in the same period in 2017. The loan portfolio increased $84.5 million for the year ended September 30, 2018 (excluding loans acquired in the FNBO merger) as compared to an increase of $68.8 for the same period in 2017. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, increased $357,000, from $3.9 million at September 30, 2017 to $4.3 million at September 30, 2018. The Company recognized net charge-offs of $122,000 for the year ended September 30, 2018 as compared to net charge-offs of $331,000 for the same period in 2017.

(1) Non-GAAP net income and net income per diluted share exclude certain nonrecurring items. A reconciliation to GAAP and discussion of the use of non-GAAP measures is included in the table at the end of this release.

Noninterest income increased $4.7 million for the year ended September 30, 2018 as compared to the same period in 2017. The increase was due primarily to increases in mortgage banking income, net gain on sales of loans guaranteed by the U.S. Small Business Administration (“SBA”), income on tax credit investments, service charges on deposit accounts, and other income of $1.8 million, $1.3 million, $811,000, $376,000 and $386,000, respectively. The increase in mortgage banking income is due to the production from the newly hired secondary-market residential mortgage lending staff previously discussed. The net gain on sales of loans guaranteed by the SBA was $5.5 million for the year ended September 30, 2018, compared to $4.2 million for the same period in 2017, and the increase is due to increased production and sales volume. The Company recognized income on tax credit investment of $585,000 for the year ended September 30, 2018 related to distributions receivable from the tax credit investment entity, compared to an impairment loss of $226,000 on the investment in the entity for 2017. The increase in service charges on deposit accounts is due primary to the deposit accounts acquired in the FNBO merger. The net gain on trading account securities was $43,000 for the year ended September 30, 2018 compared to $200,000 for the same period in 2017. The Bank has ceased its trading account securities activity as of June 30, 2018.

Noninterest expense increased $8.1 million for the year ended September 30, 2018 as compared to the same period in 2017. The increase was due primarily to increases in compensation and benefits, data processing, other operating expenses and occupancy and equipment of $4.6 million, $1.1 million, $933,000 and $841,000, respectively, which included merger-related expenses and initial operating expenses of the secondary-market residential mortgage lending division, as provided in the table below.

		Compensation	Data	Other	Occupancy
(In thousands)		& Benefits	Processing	Operating	& Equipment
Increase		$4,641	$1,068	$933	$841
Less:	Merger-related expenses	83	839	43	72
Less:	Initial secondary-market residential mortgage division operating expenses	475	-	30	58
		$4,083	$229	$860	$711

The increase in compensation and benefits expense is attributable to the addition of new employees to support the growth of the Company, including its SBA and secondary-market residential mortgage lending activities, compensation for the employees retained in the FNBO merger, and normal salary and benefits adjustments. The increase in data processing expense is primarily attributable to costs associated with the FNBO merger. The increase in occupancy and equipment expense is primarily attributable to increases in repairs, maintenance and software licensing expenses.

The Company recognized income tax expense of $2.4 million for the year ended September 30, 2018, for an effective tax rate of 16.4%, as compared to income tax expense of $2.5 million, for an effective tax rate of 21.3%, for the same period in 2017. The decrease in the effective tax rate is due primarily to a reduction in the Company’s statutory federal income tax rate from 34.0% to 24.5% as a result of the Tax Cuts and Jobs Act enacted in December 2017, and net income attributable to noncontrolling interests of $1.4 million, which is pass-through income not subject to income tax at the entity level. The Company files federal income tax returns on a fiscal year basis and, in accordance with Internal Revenue Code regulations, the Company’s federal income tax rate for the tax year ended September 30, 2018 is based on a blended rate of 24.5%.

Results of Operations for the Three Months Ended September 30, 2018 and 2017

The Company reported net income of $2.7 million, or $1.15 per diluted share, for the three months ended September 30, 2018 compared to net income of $2.3 million, or $0.99 per diluted share, for the three months ended September 30, 2017. Net income for the quarter ended September 30, 2018 was negatively impacted by a net loss of $111,000, net of taxes, related to the new secondary-market mortgage lending division and decreased income from SBA lending activities.

Net interest income increased $1.8 million for the three months ended September 30, 2018 as compared to the same period in 2017. Interest income increased $2.4 million when comparing the two periods due to an increase in the average balance of interest-earning assets of $147.0 million, from $829.6 million for 2017 to $976.6 million for 2018, and an increase in the average tax-equivalent yield from 4.59% for 2017 to 4.79% for 2018. Interest expense increased $571,000 due to an increase in the average balance of interest-bearing liabilities of $78.2 million, from $687.3 million for 2017 to $765.5 million for 2018, and an increase in the average cost of interest-bearing liabilities, from 0.74% for 2017 to 0.96% for 2018.

The Company recognized $254,000 in provision for loan losses for the three months ended September 30, 2018, due primarily to growth in the loan portfolio, as compared to $299,000 of provision for loan losses recognized for the same period in 2017. The loan portfolio increased $10.7 million for the three months ended September 30, 2018 as compared to an increase of $21.7 million for the same period in 2017. The Company recognized net recoveries of $43,000 for the three months ended September 30, 2018 as compared to net charge-offs of $202,000 for the same period in 2017.

Noninterest income increased $1.8 million for the three months ended September 30, 2018 as compared to the same period in 2017. The increase was due primarily to increases in mortgage banking income and income on tax credit investments of $1.9 million and $245,000 respectively, which more than offset a decrease in net gain on sales of loans guaranteed by the SBA of $555,000, from $1.5 million in the 2017 period to $908,000 in the current year period. The increase in mortgage banking income is primarily due to the new secondary-market residential mortgage lending division. The increased income on the tax credit investment is related to distributions receivable from the tax credit investment entity recognized by the Company in the current year period.

Noninterest expense increased $3.1 million for the three months ended September 30, 2018 as compared to the same period in 2017. The increase was due primarily to increases in compensation and benefits, other operating expenses and occupancy and equipment of $2.1 million, $398,000 and $272,000, respectively. The increase in compensation and benefits expense is attributable to the addition of new employees to support the growth of the Company, including its SBA and secondary-market residential mortgage lending activities, compensation for the retained FNBO employees, and normal salary and benefits adjustments. The increases in other operating expenses and occupancy and equipment expenses are also primarily due to the new secondary-market mortgage lending division.

The Company recognized income tax expense of $766,000 for the three-months ended September 30, 2018, for an effective tax rate of 20.6% as compared to income tax expense of $840,000, for an effective tax rate of 26.4%, for the same period in 2017. The decrease in the effective tax rate is due primarily to a reduction in the Company’s statutory federal income tax rate from 34.0% to 24.5% as a result of the enacted Tax Cuts and Jobs Act, and net income attributable to noncontrolling interest of $200,000, which is pass-through income not subject to income tax at the entity level.

Comparison of Financial Condition at September 30, 2018 and September 30, 2017

Total assets increased $143.3 million, from $891.1 million at September 30, 2017 to $1.03 billion at September 30, 2018. Net loans increased $117.8 million due primarily to continued growth in the commercial real estate and SBA loan portfolios, as well as loans acquired in the FNBO merger. Total deposits increased $141.7 million due primarily to deposit accounts assumed in the FNBO merger, and included increases in noninterest-bearing deposit accounts of $71.4 million and interest-bearing deposit accounts of $70.3 million. Borrowings from the Federal Home Loan Bank decreased $28.1 million. During September 2018, the Company issued subordinated debt in the principal amount of $20.0 million and received issuance proceeds of $19.7 million, net of debt issuance costs.

Common stockholders’ equity increased $5.7 million, from $93.1 million at September 30, 2017 to $98.8 million at September 30, 2018, due to retained net income of $8.9 million, partially offset by net unrealized losses of $3.8 million on the available for sale securities portfolio. At September 30, 2018, the Company and Bank were considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has sixteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo, Salem, Odon and Montgomery. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

YEARS ENDED SEPTEMBER 30, 2018 AND 2017

(UNAUDITED)

	Three Months Ended		Years Ended
	September 30,		September 30,
OPERATING DATA:	2018	2017	2018	2017
(In thousands, except share and per share data)

Total interest income	$11,381	$9,023	$42,159	$33,917
Total interest expense	1,842	1,271	6,337	4,457

Net interest income	9,539	7,752	35,822	29,460
Provision for loan losses	254	299	1,353	1,301

Net interest income after provision for loan losses	9,285	7,453	34,469	28,159

Total noninterest income	4,568	2,766	13,295	8,625
Total noninterest expense	10,143	7,040	33,006	24,951

Income before income taxes	3,710	3,179	14,758	11,833
Income tax expense	766	840	2,422	2,520

Net income	2,944	2,339	12,336	9,313

Less: Net income attributable to noncontrolling interest	200	-	1,434	-

Net income attributable to First Savings Financial Group, Inc.	$2,744	$2,339	$10,902	$9,313

Net income per share, basic	$1.20	$1.05	$4.83	$4.20
Weighted average shares outstanding, basic	2,277,709	2,225,189	2,258,020	2,219,088

Net income per share, diluted	$1.15	$0.99	$4.60	$3.97
Weighted average shares outstanding, diluted	2,379,520	2,352,314	2,372,554	2,346,008

Performance ratios (three- and nine-month data annualized):
Return on average assets	1.06%	1.06%	1.11%	1.10%
Return on average common stockholders' equity	11.16%	10.18%	11.37%	10.56%
Interest rate spread	3.83%	3.85%	3.82%	3.84%
Net interest margin	4.04%	3.98%	3.99%	3.95%
Efficiency ratio (excluding nonrecurring items) (1)	73.01%	65.62%	63.96%	64.69%

	September 30,	September 30,	Increase
FINANCIAL CONDITION DATA:	2018	2017	(Decrease)
(In thousands, except per share data)

Total assets	$1,034,406	$891,133	$143,273
Cash and cash equivalents	42,274	34,259	8,015
Investment securities	186,980	188,152	(1,172)
Loans held for sale	32,125	25,635	6,490
Gross loans	713,594	594,548	119,046
Allowance for loan losses	9,323	8,092	1,231
Interest earning assets	963,581	832,856	130,725
Goodwill	9,848	7,936	1,912
Core deposit intangibles	1,727	693	1,034
Noninterest-bearing deposits	167,705	96,283	71,422
Interest-bearing deposits	643,407	573,099	70,308
FHLB borrowings	90,000	118,065	(28,065)
Total liabilities	934,161	798,018	136,143
Stockholders' equity	98,813	93,115	5,698

Book value per share	$43.11	$41.52	$1.59
Tangible book value per share (1)	38.06	37.68	0.39

Non-performing assets:
Nonaccrual loans	$4,182	$3,823	$359
Accruing loans past due 90 days	91	93	(2)
Total non-performing loans	4,273	3,916	357
Foreclosed real estate	103	852	(749)
Troubled debt restructurings classified as performing loans	9,145	7,041	2,104
Other nonperforming assets	-	-	-
Total non-performing assets	$13,521	$11,809	$1,712

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.31%	1.36%	-0.05%
Allowance for loan losses as a percent of
nonperforming loans	218.18%	206.64%	11.54%
Nonperforming loans as a percent of total gross loans	0.60%	0.66%	-0.06%
Nonperforming assets as a percent of total assets	1.31%	1.33%	-0.02%

(1) See non-GAAP financial measures for additional information relating to calculation of this item

NON-GAAP FINANCIAL MEASURES (UNAUDITED):

The following non-GAAP financial measures used by the Company provide information useful to investors in understanding the Company's performance.  The Company believes the financial measures presented below are important because of their widespread use by investors as a means to evaluate capital adequacy and earnings.  The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements.

	Three Months Ended		Year Ended
	September 30,		September 30,
Net Income	2018	2017	2018	2017
(In thousands)
Net income attributable to First Savings Financial Group, Inc. (Non-GAAP)	$2,767	$2,458	$12,240	$9,458
Less: Merger-related expenses, net of tax effect	(23)	(119)	(979)	(145)
Less: Secondary-market residential mortgage lending division
initial operating expenses, net of tax effect	-	-	(481)	-
Less: Effect of adjustment to deferred taxes due to tax law change	-	-	122	-
Net income attributable to First Savings Financial Group, Inc. (GAAP)	$2,744	$2,339	$10,902	$9,313

	Three Months Ended		Year Ended
	September 30,		September 30,
Net Income per Share, Diluted	2018	2017	2018	2017

Net income per share, diluted (non-GAAP)	$1.16	$1.04	$5.16	$4.03
Less: Merger-related expenses, net of tax effect	(0.01)	(0.05)	(0.41)	(0.06)
Less: Secondary-market residential mortgage lending division
initial operating expenses, net of tax effect	-	-	(0.20)	-
Less: Effect of adjustment to deferred taxes due to tax law change	-	-	0.05	-
Net income per share, diluted (GAAP)	$1.15	$0.99	$4.60	$3.97

	Three Months Ended		Year Ended
	September 30,		September 30,
Efficiency Ratio	2018	2017	2018	2017
(In thousands)
Noninterest expense (GAAP)	$10,143	$7,040	$33,006	$24,951

Net interest income (GAAP)	9,539	7,752	35,822	29,460

Noninterest income (GAAP)	4,568	2,766	13,295	8,625

Efficiency ratio	71.90%	66.93%	67.20%	65.51%

Noninterest expense (GAAP)	$10,143	$7,040	$33,006	$24,951
Less: Merger-related expenses	(23)	(138)	(1,303)	(166)
Less: Secondary-market residential mortgage lending division
net initial operating expenses	-	-	(661)	-
Noninterest expense (Non-GAAP)	10,120	6,902	31,042	24,785

Net interest income (GAAP)	9,539	7,752	35,822	29,460

Noninterest income (GAAP)	4,568	2,766	13,295	8,625
Less: Income (loss) on tax credit investment	(245)	-	(585)	226
Noninterest income (Non-GAAP)	$4,323	$2,766	$12,710	$8,851

Efficiency ratio (excluding nonrecurring items)	73.01%	65.62%	63.96%	64.69%

	September 30,	September 30,
Tangible Book Value Per Share:	2018	2017
(In thousands, except share and per share data)

Stockholders' equity (GAAP)	$98,813	$93,115
Less: goodwill and core deposit intangibles	(11,575)	(8,629)
Tangible equity (Non-GAAP)	87,238	84,486

Shares outstanding	2,292,021	2,242,454

Tangible book value per share (Non-GAAP)	$38.06	$37.68

Book value per share (GAAP)	$43.11	$41.52